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OPENWAVE SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD., HARBINGER CAPITAL PARTNERS
SPECIAL SITUATIONS FUND, L.P., JAMES L. ZUCCO AND ANDREW J. BREEN
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Harbinger Capital Partners Investor Presentation Regarding Openwave Systems Inc. January 2007

Harbinger Capital Partners - Background Harbinger Capital Partners manages in excess of $5 billion in capital through two complementary strategies Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long- only strategy Harbinger has been successful in helping to increase stakeholder value in previous activist situations, involving both equity and distressed debt investments Previous/current situations include Applica, Call-Net, Flag Telecom, General Chemical, Microcell, Mirant, Northwestern Corp., Owens Corning and WCI Steel

Why Are We Taking This Action? Harbinger Capital Partners is the second largest holder in Openwave's stock and our goal is to maximize value for all shareholders We are invested in the Company because we believe in the Openwave story and are impressed with its technology, its enviable position with carrier customers and the substantial amount of cash on the balance sheet However, we share the concern of many shareholders regarding management's failure to execute over recent quarters and the board's lack of oversight Management and the Board have not taken appropriate action to protect and maximize shareholder value The stock's dismal performance over 2006 (down 46%) was partially due to the options backdating inquiry, but primarily due to management's failure to meet guidance which had previously been conveyed to the market Lack of sales execution and product development delays are direct result of management decisions and lack of a coherent strategy at the board level Our objective is to replace the two Class III directors up for election at this year's annual meeting

Why Are We Relatively Late in the Process? The Company gave public notice of their annual meeting on December 1, 2006, only 47 days before the meeting date of January 17, 2007 Harbinger felt that this timing was deliberate in order to restrict shareholders from submitting their own nominees or other shareholder proposals Harbinger filed a complaint regarding the Company's bylaws and believes that its proposals were filed in a timely manner Harbinger was surprised the Company decided to have the meeting so soon and worked expeditiously to review the relevant materials and find appropriate director nominees Since the beginning of November, Harbinger has had an active dialogue with management However, given the nature of some of these interactions Harbinger felt that submitting its own nominees for the Class III director seats up for election would be the best way to maximize value for all shareholders This decision was reached in late December, after further discussions with our consultants at Treyex and the company filing its 10-Q

Step 1. Add two Independent Class III Directors at the Annual Meeting on January 17th, 2007

The Company has a history of over-promising and under-delivering Our directors would provide stronger management oversight Management has a history of providing overly-aggressive guidance to investors and sellside analysts As late as June of 2006, management conveyed revenue guidance for the June quarter of $110 - $120 million - revenue ended up coming in at approximately $91 million Additionally, the majority of the large systems deals the company said should start closing by Q4 2006 have yet to materialize From Q3 Earnings call dated 4/27/06 - "...We said it would be the fourth quarter, fiscal fourth quarter of 2006, before those types of deals started to take place" The Company has also experienced delays in the introduction of new products which were suppose to have an impact on FY 2007 revenues From Q4 Earnings call dated 8/3/06 - "...We have a series of new products such as OPPS...that are being rolled out and are expected to begin generating revenue in the back half of (FY)2007." Company recently stated at its analyst day in November 2006 that OPPS and other new products (ODP) will not generate any meaningful revenue in FY 2007

As a result, Openwave's stock price was down 46% in 2006 and over 70% from its high of $22.59 on April 19, 2006... Dismal Share Performance

....and has underperformed its peer group over the same period of time Dismal Share Performance OPWV

Board Candidates Harbinger is recommending the election of James Zucco and Andrew Breen for the Class III board seats which are up for election this year Recent events give us concern that the current board isn't skeptical enough of management and isn't providing proper oversight of management's actions Poor execution both in sales and the release of new products High level of turnover at senior management level Disappointing performance of Musiwave acquisition relative to initial expectations Current board needs help to make the operational and strategic improvements necessary to increase shareholder value Our nominees have the industry, operating and strategic expertise to work with the board to re-evaluate Openwave's strategy Messrs. Zucco and Breen are committed to working with the Company to maximize value for all shareholders

James Zucco and Andrew Breen are industry professionals with the experience necessary to help the Company develop and implement a plan to improve its operations and increase shareholder value James Zucco 25 years of executive experience in the software and telecommunications industries CIO at MCI Corporation and was also the General Manager of the Business Communications Group at AT&T VP/GM of Lucent's $8.5 billion highly profitable Network Systems North America Carrier Products Executive-in Residence at Kleiner, Perkins, Caufield and Byers CEO and Chairman at Shiva Corporation (NASDAQ): executed turnaround strategy which returned the company to profitability within 18 months and led to a successful sale to Intel Andrew Breen Experienced technology entrepreneur with 12 years of industry experience, including as a CEO, board member and senior manager at several private companies Most recently was the Director of Palm's Services Product Marketing Group Led the formation and strategic direction of Palm's wireless data services business Mr. Breen was also the Director of Palm's professional services organization and was involved in developing an enterprise mobile strategy for Palm, as well as developing partnerships to increase revenue Why Harbinger's Nominees Will Add Value as Board Members

Step 2. Recommend Operational and Strategic Changes to Increase Shareholder Value

The Company hasn't done enough to trim expenses given the uncertainty around new product revenue and the decline in legacy product revenue The Company has a flawed business plan and strategy around its product suite and how it sells to its customers Sales execution has been poor and delays in new product introduction have been a cause of concern for shareholders Additionally, the Company hasn't properly evaluated strategic alternatives, particularly using the abundance of cash on its balance sheet to fund a significant share repurchase or dutch tender Change at the Board Level is Necessary to Address Management Issues Which Have Destroyed Shareholder Value

Since the revenue shortfall in the June quarter, management hasn't done enough to reduce cash operating expenses and has indicated that it expects cash operating expenses to stay at current levels going forward Furthermore, headcount has remained consistent over the past 3 quarters, despite the fact that the company announced that 65 employees were let go back in August Recommendations to Increase Shareholder Value - Reduce cash OPEX to $50 million a quarter Net of stock-based compensation charges and other non-cash amortization charges. Service headcount includes employees engaged in maintenance & support, customer education and consulting.

Mgmt. needs to take steps to reduce quarterly operating expenses to approximately $50 million, given the uncertainty around the sale of new products and potential continued decline of legacy products Messrs. Zucco and Breen believe most cuts can be made in SG&A through office consolidation, reduction in redundant headcount, sales reorganization and other administrative cost reductions and they have the required skill set to evaluate and help implement these initiatives Furthermore, if elected and once given time to properly assess operations, Messrs. Zucco and Breen would recommend that mgmt. be given specific cost-cutting targets and have some form of mgmt. compensation tied to these targets This would provide greater transparency to all shareholders regarding management's incentive to cut costs Recommendations to Increase Shareholder Value - Reduce cash OPEX to $50 million a quarter, cont'd.

Openwave has suffered from an increasing reliance on lower margin services revenue, while license revenues have continued to decline The Company should only seek and accept professional services business that supports the sale and usage of its core software products The Company should try to limit its services revenue to no more than 25% of its overall mix in order to preserve margins and merit the valuation multiples of a software business Furthermore, for the portion of business that must remain in services, the company should take immediate steps to increase services margins Actions should include moving certain functions to offshore locations and shifting some business to system integrator partners Recommendations to Increase Shareholder Value - Use professional services to support software sales and deployment

The Company has over 30 different products and in many cases, is supporting multiple versions of the same product Supporting this many products, as well as multiple version of legacy products which are declining, distracts management, the sales organization and R&D from developing/selling current/new products Messrs Zucco and Breen recommend that the Company adopt a disciplined product management process and apply a specific set of investment metrics across all current and planned products Products that do not meet the criteria for continued investment should be sold or turned over to the services team for high-margin custom-only projects and/or end-of-life wind- down Recommendations to Increase Shareholder Value - Prune non- performing product lines to further reduce costs

Recommendations to Increase Shareholder Value - Establish a unified and focused "platform" vision for the product offering As stated previously, the Company is supporting a very broad product line with a divergent mix of products for each customer The Company needs to develop a unified vision and customer message with a coherent business, market and technology strategy Value proposition needs to clearly communicate that an investment in the Openwave platform can be leveraged across multiple applications and product generations Customers will benefit from knowing they have a long-term investment where new and custom applications are seamless add-ons, not independent product silos The Company will also benefit from tighter rationalization of investment in R&D, as well as a move away from products being highly customized for each customer Shareholders will benefit by having a greater understanding of the Company's products and these actions will positively impact revenue and profitability

Cash and cash equivalents totaled $505.1 million as of 9/30/06, with net cash of approximately $355 million A strong balance sheet is necessary to compete for business in OPWV's end markets, however the amount of cash on hand is too high and can only be justified by management's desire to make acquisitions The past acquisitive nature of the Company has contributed to its bloated cost structure and we are wary of the Company's ability to identify, value and integrate appropriate acquisition targets Given these issues and our belief that the stock is inexpensive relative to its intrinsic value, we feel strongly that the Company should take steps to implement a $200 million share repurchase program or dutch auction tender This would leave the Company with net cash of approximately $150 million, which should provide ample financial flexibility Recommendations to Increase Shareholder Value - Evaluate strategic alternatives, including a significant share repurchase program

We are concerned that actions taken by the Company to remove a number of key senior managers, and the more recent departure of Dave Whalen, the global head of sales, indicates a dangerous level of turnover at the senior level We believe these management cuts are indicative of an unhealthy level of disagreement at the senior level, which has contributed to the lack of a clear, executable strategy for the Company The Board should take steps to identify the cause of these potential conflicts and remedy them We are also concerned that the Board may be hearing of these management issues only through the perspective of Mr. Peterschmidt The level of turnover and transition at the Company demands more Board involvement in senior management morale and direction Recommendations to Increase Shareholder Value - Address leadership issues which have stifled strategy development

Harbinger strongly believes strongly in the market opportunity for Openwave We feel that proper disciplined management oversight at the board level and the evaluation and implementation of a plan to properly capitalize on this opportunity is essential to the future of the business Messrs. Zucco and Breen are in a unique position to help the Company address the issues it is facing and develop a plan to maximize value for all shareholders Conclusion